SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 04, 2006 (November 30, 2006)

SPECTRX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS. Employer Identification No.)

4955 Avalon Ridge Pkwy, Suite 300 Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Item 2.03. CREATION OF DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
SIGNATURES
EXHIBIT INDEX

Item 1.01.          Entry Into a Material Definitive Agreement.

                        As previously reported, on February 3, 2006, Guided Therapeutics, Inc. ("GT"), a wholly owned subsidiary of SpectRx, Inc. ("SpectRx"), obtained a $1.5 million loan, made by about a dozen individuals and entities (the "Investors").  To evidence such borrowing, GT executed promissory First Notes (the "First Notes") in favor of each of the Investors.  Proceeds of the loan were  used by GT to fund its product development work and its general working capital needs, and to reimburse SpectRx for certain expenses incurred or to be incurred by it on behalf of GT.  SpectRx continues to seek separate funding for GT.   GT's obligations under the First Notes are guaranteed by SpectRx's wholly owned subsidiary, Sterling Medivations, Inc., ("Sterling") doing business as SimpleChoice.  In order to secure GT's obligations under the First Notes, Sterling has granted to the Investors a security interest in and lien on all of its assets.

                      The Investors include Susan M. Imhoff and John E. Imhoff, who have a pre-existing relationship with SpectRx, consisting of the beneficial ownership of an aggregate of approximately 31% of SpectRx's common stock.

                        The original due date on the First Notes was August 2, 2006 and is now extended to December 8, 2006. The Company plans to seek a further extension of the First Notes.

                        Also, as previously reported, on June 28, 2006, SpectRx entered into a bridge loan agreement (the "Bridge Loan Agreement") by and among SpectRx, Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark A. Samuels, Richard L. Fowler and William D. Arthur, III (each, a "Lender," and collectively, the "Lenders"), and ProMed Management Inc., as agent for the Lenders (the "Agent") pursuant to which each Lender made a loan (each a "Loan," and collectively, the "Loans") to SpectRx.  The aggregate principal amount of all Loans was originally  $900,000 and is now $1,717,000.The Bridge Loan Agreement contains representations, warranties and covenants of SpectRx and the Lenders that are typical for an agreement of this type.

                        Each Loan is evidenced by a senior secured bridge loan note (each, a "Second Note" and, collectively, the "Second Notes") payable to the order of the Lender.  The interest rate on the Second Notes is 14% per annum.     The entire principal amount of the Second Notes and all accrued and unpaid interest thereon will be immediately due and payable if an Event of Default (as defined in the Bridge Loan Agreement) occurs and the interest rate on the Second Notes will increase to 18% while an Event of Default has occurred and is continuing.

                        The original due date on the Second Notes was August 31, 2006 and is now extended to December 8, 2006. The Company plans to seek a further extension of the Second Notes.

                        The Second Notes are senior secured obligations of SpectRx and are secured by (a) a first in priority lien on all of SpectRx's assets; (b) a guaranty by  Sterling ; (c) a second in priority lien on all of Sterling's assets; and (d) a pledge on all issued and outstanding stock of Sterling and GT.

                        Certain of the  Lenders have pre-existing relationships with SpectRx, consisting of the ownership of an aggregate of approximately 29% of SpectRx's common stock.  Additionally, Mark A. Samuels is the Chairman, Chief Executive Officer and Chief Financial Officer of SpectRx, Richard L. Fowler is the Senior Vice President-Engineering of SpectRx and William D. Arthur, III is the President, Chief Operating Officer and Secretary, and a director of SpectRx.

Item 2.03.         Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

            The information reported above in Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPECTRX, INC.

/s/ MARK A. SAMUELS
	By:	Mark A. Samuels
CEO & CFO

Date: December 4, 2006.